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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE TO

           Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

                           NAVIGANT CONSULTING, INC.
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                               (Name of Issuer)

                      NAVIGANT CONSULTING, INC. (ISSUER)
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 (Name of Filing Person (identifying status as offeror, issuer or other person)

                             COMMON STOCK OPTIONS
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                         (Title of Class of Securities)

                                      N/A
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                     (CUSIP Number of Class of Securities)

                                Phillip Steptoe
                           Navigant Consulting, Inc.
                 Vice President, General Counsel and Secretary
                             615 N. Wabash Avenue
                            Chicago, Illinois 60611
                                (312) 573-5600
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                 (Name, address and telephone number of person
               authorized to receive notices and communications
                        on behalf of the filing person)

                           Calculation of Filing Fee
                           -------------------------

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          Transaction valuation*                    Amount of filing fee

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* Pursuant to General Instruction D of Form TO, no filing fee is required.

[_] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               Amount Previously Paid:
               Form or Registration No.:
               Filing Party:
               Date Filed:

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[_]  Third-party tender offer subject to Rule 14d-1.

[X]  Issuer tender offer subject to Rule 13e-4.

[_]  Going-private transaction subject to Rule 13e-3.

[_]  Amendment to Schedule 13D under Rule 13d-2.


Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]

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          This Tender Offer Statement on Schedule TO (this "Schedule TO")
relates to the announcement by Navigant Consulting, Inc., a Delaware corporation (the "Company" or the "Issuer"), of its intention to initiate (pending a review of relevant legal and accounting issues) a tender offer to purchase outstanding common stock options issued by the Company pursuant to its Long Term Incentive Plan. This Schedule TO is intended to satisfy the reporting requirements of Rule 13(e)(4)(c)(1) under the Securities Exchange Act of 1934, as amended.


ITEM 12.  Exhibits.


EXHIBIT
NUMBER                         DESCRIPTION
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(a)(5)                         Memorandum dated February 24, 2000


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                                   SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 9, 2000                                  NAVIGANT CONSULTING, INC.


                                                       By *
                                                         -----------------------

*  Pursuant to General Instruction D of Form TO, no signature is required.


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                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                    DESCRIPTION
-------                                   -----------
(a)(5)                                    Memorandum dated February 24, 2000


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